Exhibit 99.1
MALIBU BOATS, INC. ANNOUNCES FIRST QUARTER FISCAL 2026 RESULTS
Loudon, TN, October 30, 2025 - Malibu Boats, Inc. (Nasdaq: MBUU) today announced its financial results for the first quarter ended September 30, 2025.
First Quarter Fiscal 2026 Highlights Compared to First Quarter Fiscal 2025:
•Net sales increased 13.5% to $194.7 million
•Unit volume increased 10.3% to 1,129 units
•Gross profit decreased 1.0% to $27.9 million
•GAAP net loss decreased 86.2% from a net loss of $5.1 million to a net loss of $0.7 million
•GAAP net loss available to Class A Common Stock per share (diluted) decreased 84.0% from a net loss of $0.25 per share to a net loss of $0.04 per share
•Adjusted EBITDA increased 19.1% to $11.8 million
•Adjusted net income per share increased 114.3% to $0.15 per share on a basic weighted-average share count of 19.3 million shares of Class A Common Stock

“We delivered strong results in the first quarter in what continues to be a challenging market environment. Prioritizing dealer health remains central to our strategy, and our team executed with discipline to keep channel inventories aligned,” said Steve Menneto, President and Chief Executive Officer of Malibu Boats, Inc. “As we enter boat show season, we are excited to showcase our Model Year 2026 lineup, including the all-new Pathfinder 2600, which was debuted earlier this week at the Fort Lauderdale International Boat Show. Innovation is at the heart of Malibu, and we remain committed to delivering the most advanced technology and highest-quality products across our portfolio of brands.”

“Our first-quarter results modestly exceeded our expectations, underscoring solid execution and operational discipline,” said Bruce Beckman, Chief Financial Officer of Malibu Boats, Inc. “We continue to focus on efficiency, cost management, and maintaining balance sheet strength which provides flexibility to navigate near-term conditions and capture opportunity as the market improves.”
First Quarter Fiscal 2026 Results (Unaudited)

	Three Months Ended September 30,
	2025	2024
	(Dollars In Thousands)
Net Sales	$194,733	$171,580
Gross Profit	$27,931	$28,209
Gross Profit Margin	14.3%	16.4%
Net Loss	$(710)	$(5,147)
Net Loss Margin	(0.4)%	(3.0)%
Adjusted EBITDA	$11,784	$9,895
Adjusted EBITDA Margin	6.1%	5.8%
Net sales for the three months ended September 30, 2025 increased $23.2 million, or 13.5%, to $194.7 million as compared to the three months ended September 30, 2024. The increase in net sales was driven primarily by increased unit volumes in the Malibu segment, a favorable model mix in our Cobalt segment and inflation-driven year-over-year price increases, partially offset by decreased unit volumes in the Cobalt and Saltwater Fishing segments and an unfavorable segment mix. Unit volume for the three months ended September 30, 2025, increased

Exhibit 99.1
105 units, or 10.3%, to 1,129 units as compared to the three months ended September 30, 2024. Our unit volume increased primarily due to higher wholesale shipments across the Malibu segment, partially offset by lower wholesale shipments in the Cobalt and Saltwater Fishing segments.
Net sales attributable to our Malibu segment increased $22.6 million, or 40.4%, to $78.6 million for the three months ended September 30, 2025, compared to the three months ended September 30, 2024. Unit volumes attributable to our Malibu segment increased 154 units for the three months ended September 30, 2025, compared to the three months ended September 30, 2024, primarily due to lower wholesale shipments during the three months ended September 30, 2024, as a result of elevated dealer inventory levels. The increase in net sales was driven by an increase in units and inflation-driven year-over-year price increases, partially offset by increased dealer incentive costs.
Net sales attributable to our Saltwater Fishing segment decreased $0.4 million, or 0.7%, to $64.3 million, for the three months ended September 30, 2025, compared to the three months ended September 30, 2024. Unit volumes attributable to our Saltwater Fishing segment decreased 12 units for the three months ended September 30, 2025 compared to the three months ended September 30, 2024, primarily due to lower wholesale shipments driven by lower retail activity during the period. The decrease in net sales was driven by a decrease in units, partially offset by inflation-driven year-over-year price increases and a favorable model mix.
Net sales attributable to our Cobalt segment increased $1.0 million, or 1.9%, to $51.8 million for the three months ended September 30, 2025, compared to the three months ended September 30, 2024. Unit volumes attributable to Cobalt decreased 37 units for the three months ended September 30, 2025 compared to the three months ended September 30, 2024, primarily due to lower wholesale shipments driven by lower retail activity during the period and our dealers' desire to hold less inventory. The increase in net sales was driven primarily by a favorable model mix and inflation-driven year-over-year price increases, partially offset by a decrease in units.
Overall consolidated net sales per unit increased 2.9% to $172,483 per unit for the three months ended September 30, 2025, compared to the three months ended September 30, 2024. The increase in overall consolidated net sales per unit was driven primarily by a favorable model mix in our Cobalt and Saltwater Fishing segments and inflation-driven year-over-year price increases, partially offset by an unfavorable segment mix and increased dealer incentive costs in the Malibu segment. Net sales per unit for our Malibu segment increased 0.2% to $146,184 per unit for the three months ended September 30, 2025, compared to the three months ended September 30, 2024, driven by inflation-driven year-over-year price increases, partially offset by an increase in dealer incentive costs. Net sales per unit for our Saltwater Fishing segment increased 3.5% to $223,326 per unit for the three months ended September 30, 2025 driven by a favorable model mix and inflation-driven year-over-year price increases. Net sales per unit for our Cobalt segment increased 14.3% to $170,851 per unit for the three months ended September 30, 2025, compared to the three months ended September 30, 2024, driven by a favorable model mix and inflation-driven year-over-year price increases.
Cost of sales for the three months ended September 30, 2025 increased $23.4 million, or 16.3%, to $166.8 million as compared to the three months ended September 30, 2024. The increase in cost of sales was primarily driven by a 13.5% increase in net sales due to higher unit volumes and partially due to higher net per unit material and labor costs of $1.9 million, $2.2 million and $6.3 million for the Malibu, Saltwater Fishing, and Cobalt segments, respectively. The increase in per unit material and labor costs was primarily driven by increased prices due to fixed cost deleverage in the Cobalt and Saltwater Fishing segments, a model mix that corresponds to higher costs per unit in our Cobalt and Saltwater Fishing segments, and inflationary pressures.
Gross profit for the three months ended September 30, 2025 decreased $0.3 million, or 1.0%, to $27.9 million compared to the three months ended September 30, 2024. The decrease in gross profit was driven primarily by increased cost of sales for the reasons noted above, partially offset by increased net sales. Gross margin for the three months ended September 30, 2025 decreased 210 basis points from 16.4% to 14.3% driven primarily by higher per unit labor and material costs and increased dealer incentive costs in the Malibu segment.
Selling and marketing expenses for the three months ended September 30, 2025 increased $1.4 million, or 29.4% to $6.3 million compared to the three months ended September 30, 2024. The increase was driven primarily by an

Exhibit 99.1
increase in certain marketing events. As a percentage of sales, selling and marketing expenses increased 40 basis points to 3.2% for the three months ended September 30, 2025 compared to 2.8% for the three months ended September 30, 2024. General and administrative expenses for the three months ended September 30, 2025 decreased $6.5 million, or 23.8%, to $20.8 million as compared to the three months ended September 30, 2024 driven primarily by a $3.5 million legal settlement for the three months ended September 30, 2024, along with decreased legal and professional fees. As a percentage of sales, general and administrative expenses decreased 520 basis points to 10.7% for the three months ended September 30, 2025 compared to 15.9% for the three months ended September 30, 2024. Amortization expense remained flat at $1.7 million for the three months ended September 30, 2025.
Operating loss for the first quarter of fiscal year 2026 decreased to an operating loss of $0.8 million from an operating loss of $5.6 million in the first quarter of fiscal year 2025. Net loss for the first quarter of fiscal year 2026 decreased 86.2% to a net loss of $0.7 million from a net loss of $5.1 million and net loss margin decreased to (0.4)% from (3.0)% in the first quarter of fiscal year 2025. Adjusted EBITDA in the first quarter of fiscal year 2026 increased 19.1% to $11.8 million from $9.9 million, while Adjusted EBITDA margin increased to 6.1% from 5.8% in the first quarter of fiscal year 2025.
Fiscal 2026 Guidance
For the full fiscal year 2026, Malibu anticipates net sales to be flat to down mid-single digits year-over-year, and Adjusted EBITDA margin ranging from 8%-9%.
The Company has not provided reconciliations of guidance for Adjusted EBITDA margin, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include costs related to the Company’s vertical integration initiatives, stock-based compensation expense and litigation expenses that are difficult to predict in advance in order to include in a GAAP estimate.
Webcast and Conference Call Information
The Company will host a webcast and conference call to discuss first quarter of fiscal year 2026 results on Thursday, October 30, 2025, at 8:30 a.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (844) 695-5523 or (412) 317-0699 and requesting Malibu Boats. Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Investor Relations section on the Company’s website at https://malibuboatsinc.com/investor-information/events-presentations. A replay of the webcast will also be archived on the Company’s website for twelve months.
About Malibu Boats, Inc.
Based in Loudon, Tennessee, Malibu Boats, Inc. (MBUU) is a leading designer, manufacturer and marketer of a diverse range of recreational powerboats, including performance sport, sterndrive and outboard boats. Malibu Boats, Inc. is among the market leaders in the performance sport boat category through its Malibu and Axis boat brands, among the market leaders in the 20’ - 40’ segment of the sterndrive boat category through its Cobalt brand, and among the market leaders in the saltwater fishing boat market with its Pursuit and Cobia offshore boats and Pathfinder, Maverick, and Hewes flats and bay boat brands. A pre-eminent innovator in the powerboat industry, Malibu Boats, Inc. designs products that appeal to an expanding range of recreational boaters, fisherman and water sports enthusiasts whose passion for boating is a key component of their active lifestyles. For more information, visit www.malibuboats.com, www.axiswake.com, www.cobaltboats.com, www.pursuitboats.com, or www.maverickboatgroup.com.
Non-GAAP Financial Measures
This release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission: Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Adjusted Net Income per Share. These measures have limitations as analytical tools and should not be considered as an alternative

Exhibit 99.1
to, or more meaningful than, net loss as determined in accordance with U.S. generally accepted accounting principles (“GAAP”) or as an indicator of our liquidity. Our presentation of these non-GAAP financial measures should also not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.

We define Adjusted EBITDA as net loss before interest expense, income taxes, depreciation, amortization, and non-cash, non-operating expenses, or other expenses that we do not believe are indicative of our ongoing expenses, including certain professional fees, litigation settlements, non-cash compensation expense and adjustments to our tax receivable agreement liability. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net sales. Adjusted EBITDA and Adjusted EBITDA margin are not measures of net loss as determined by GAAP. Management believes Adjusted EBITDA and Adjusted EBITDA margin allow investors to evaluate our operating performance and compare our results of operations from period to period on a consistent basis by excluding items that management does not believe are indicative of our core operating performance. Management uses Adjusted EBITDA to assist in highlighting trends in our operating results without regard to our financing methods, capital structure and non-recurring or non-operating expenses. We exclude the items listed above from net loss in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, the methods by which assets were acquired and other factors. Adjusted EBITDA has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, net loss as determined in accordance with GAAP or as an indicator of our liquidity.

Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets.

Adjusted net income per share is a non-GAAP financial measure that is used and disclosed by management in order to give management and its investors and analysts a more accurate picture of our underlying earnings performance. Adjusted net income per share excludes items that management does not believe are indicative of our core operating performance.

We define adjusted net income per share as net loss attributable to Malibu Boats, Inc. per share, excluding income tax expense (benefit), before non-cash, non-operating expenses, or other expenses that we do not believe are indicative of our ongoing expenses, including litigation settlements, acquisition related amortization, certain professional fees and non-cash compensation expense, and reflecting an adjustment for income tax expense on adjusted income before income taxes at our estimated effective income tax rate. We exclude the items listed above from net loss per share in arriving at adjusted net income per share because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, the methods by which assets were acquired and other factors. Adjusted net income per share has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, net loss per share as determined in accordance with GAAP or as an indicator of our liquidity. Certain items excluded are significant components in understanding and assessing a company’s financial performance. Our presentation of adjusted net income per share should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computation of this measure may not be comparable to other similarly titled measures of other companies.

A reconciliation of our net loss as determined in accordance with GAAP to Adjusted EBITDA and a reconciliation of net loss per share attributable to Malibu Boats, Inc. as determined in accordance with GAAP to adjusted net income per share is provided under "Reconciliation of Non-GAAP Financial Measures".

Exhibit 99.1
Cautionary Statement Concerning Forward Looking Statements
This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and includes statements in this press release regarding our guidance for fiscal year 2026 net sales and Adjusted EBITDA margin. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: our large fixed cost base; our ability to execute our manufacturing strategy; our ability to accurately forecast demand for our products; increases in the cost of, or unavailability of, raw materials, component parts and transportation costs; disruptions in our suppliers’ operations; our reliance on third-party suppliers for raw materials and components; our reliance on certain suppliers for our engines and outboard motors; climate events in areas where we operate; our ability to meet our manufacturing workforce needs; our dependence on key management employees; our ability to grow our business through acquisitions and integrate such acquisitions to fully realize their expected benefits; our growth strategy which may require us to secure significant additional capital; our ability to enhance existing products and develop and market new or enhanced products; our ability to protect our intellectual property; compromises or disruptions to our network and information systems; risks inherent in operating in foreign jurisdictions, including tariffs; general economic conditions; the continued strength and positive perception of our brands; increased consumer preference for used boats, alternative fuel-powered boats or the supply of new boats by competitors in excess of demand; the seasonality of our business; competition within our industry and with other activities for consumers’ scarce leisure time; changes in currency exchange rates; inflation and heightened interest rates; our reliance on our network of independent dealers and increasing competition for dealers; the financial health of our dealers and their continued access to financing; our obligation to repurchase inventory of certain dealers; our exposure to risks associated with litigation, investigation and regulatory proceedings; an impairment in the carrying value of goodwill, trade names and other long-lived assets; risks inherent in changes to U.S trade policy, tariffs and import/export regulations, significant repair or replacement costs due to warranty claims; any failure to comply with laws and regulations including environmental, workplace safety and other regulatory requirements; covenants in our credit agreement governing our revolving credit facility which may limit our operating flexibility; our obligation to make certain payments under a tax receivable agreement; any failure to maintain effective internal control over financial reporting or disclosure controls or procedures; and other factors affecting us detailed from time to time in our filings with the Securities and Exchange Commission. Many of these risks and uncertainties are outside our control, and there may be other risks and uncertainties which we do not currently anticipate because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that our expectations will be achieved. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue because of subsequent events, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.
Investor Contacts
Malibu Boats, Inc.
Bruce Beckman
Chief Financial Officer
(865) 458-5478
InvestorRelations@MalibuBoats.com

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30,
	2025	2024
Net sales	$194,733	$171,580
Cost of sales	166,802	143,371
Gross profit	27,931	28,209
Operating expenses:
Selling and marketing	6,293	4,864
General and administrative	20,767	27,240
Amortization	1,713	1,716
Operating loss	(842)	(5,611)
Other (income) expense, net:
Other income, net	(866)	(10)
Interest expense	423	396
Other (income) expense, net	(443)	386
Loss before provision (benefit) for income taxes	(399)	(5,997)
Provision (benefit) for income taxes	311	(850)
Net loss	(710)	(5,147)
Net loss attributable to non-controlling interest	(8)	(99)
Net loss attributable to Malibu Boats, Inc.	$(702)	$(5,048)

Comprehensive loss:
Net loss	$(710)	$(5,147)
Other comprehensive income:
Change in cumulative translation adjustment	224	968
Other comprehensive income	224	968
Comprehensive loss	(486)	(4,179)
Less: comprehensive loss attributable to non-controlling interest, net of tax	(5)	(80)
Comprehensive loss attributable to Malibu Boats, Inc., net of tax	$(481)	$(4,099)

Weighted-average shares outstanding used in computing net loss per share:
Basic	19,335,990	20,025,742
Diluted	19,335,990	20,025,742
Net loss available to Class A Common Stock per share:
Basic	$(0.04)	$(0.25)
Diluted	$(0.04)	$(0.25)

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share and per share data)

	September 30, 2025	June 30, 2025
Assets
Current assets
Cash	$44,105	$37,002
Trade receivables, net	34,543	23,034
Inventories	145,038	142,163
Prepaid expenses and other current assets	21,185	14,634
Assets held for sale	3,059	3,059
Total current assets	247,930	219,892
Property, plant and equipment, net	231,962	235,877
Goodwill	51,356	51,306
Other intangible assets, net	166,925	168,634
Deferred tax assets	50,728	51,601
Other assets	6,713	7,268
Total assets	$755,614	$734,578
Liabilities
Current liabilities
Accounts payable	$39,263	$24,420
Accrued expenses	112,201	109,770
Income taxes and tax distribution payable	296	151
Payable pursuant to tax receivable agreement, current portion	271	271
Total current liabilities	152,031	134,612
Deferred tax liabilities	13,852	14,674
Other liabilities	6,772	7,297
Payable pursuant to tax receivable agreement, less current portion	39,332	40,162
Long-term debt	23,000	18,000
Total liabilities	234,987	214,745

Stockholders' Equity
Class A Common Stock, par value $0.01 per share, 100,000,000 shares authorized; 19,226,584 shares issued and outstanding as of September 30, 2025; 19,225,848 issued and outstanding as of June 30, 2025	190	190
Class B Common Stock, par value $0.01 per share, 25,000,000 shares authorized; 12 shares issued and outstanding as of September 30, 2025 and June 30, 2025	—	—
Preferred Stock, par value $0.01 per share; 25,000,000 shares authorized; no shares issued and outstanding as of September 30, 2025 and June 30, 2025	—	—
Additional paid in capital	36,627	35,253
Accumulated other comprehensive loss, net of tax	(4,422)	(4,646)
Accumulated earnings	483,962	484,664
Total stockholders' equity attributable to Malibu Boats, Inc.	516,357	515,461
Non-controlling interest	4,270	4,372
Total stockholders’ equity	520,627	519,833
Total liabilities and stockholders' equity	$755,614	$734,578

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Loss to Non-GAAP Adjusted EBITDA (Unaudited):
The following table sets forth a reconciliation of net loss as determined in accordance with GAAP to Adjusted EBITDA and presentation of Net Loss Margin and Adjusted EBITDA Margin for the periods indicated (dollars in thousands):

	Three Months Ended September 30,
	2025	2024
Net loss	$(710)	$(5,147)
Provision (benefit) for income taxes	311	(850)
Interest expense	423	396
Depreciation	8,138	7,374
Amortization	1,713	1,716
Professional fees [1]	1,178	1,006
Litigation settlement[2]	—	3,500
Stock-based compensation expense [3]	1,587	1,900
Adjustments to tax receivable agreement liability [4]	(856)	—
Adjusted EBITDA	$11,784	$9,895
Net Sales	$194,733	$171,580
Net Loss Margin [5]	(0.4)%	(3.0)%
Adjusted EBITDA Margin [5]	6.1%	5.8%

(1)	For the three months ended September 30, 2025, represents legal and advisory fees related to ongoing litigation with our insurance carriers related to the Batchelder matters and ongoing litigation with Tommy's Boats and Matthew Borisch. For the three months ended September 30, 2024, represents legal and advisory fees related to ongoing litigation with the Company's insurance carriers related to the Batchelder matters.
(2)	For the three months ended September 30, 2024, represents amount the Company paid pursuant to a settlement agreement with the Chapter 11 trustee (the "Trustee") for Tommy's Fort Worth LLC and its affiliate debtors.
(3)	Represents equity-based incentives awarded to employees under our long-term incentive plans.
(4)	For the three months ended September 30, 2025, we recognized other income from an adjustment in our tax receivable agreement liability mainly due to decreased blended federal and state tax rates used as a result of tax reform changes in H.R. 1 "A bill to provide for reconciliation pursuant to Title II of H. Con. Res. 14", commonly referred to as the One Big Beautiful Bill Act and in turn , a decrease in the future benefit we expect to pay under our tax receivable agreement with pre-IPO owners.
(5)	We calculate net loss margin as net loss divided by net sales, and we define adjusted EBITDA margin as Adjusted EBITDA divided by net sales.

Exhibit 99.1
Reconciliation of Non-GAAP Adjusted Net Income Per Share (Unaudited):
The following table sets forth a reconciliation of net loss per share attributable to Malibu Boats, Inc. as determined in accordance with GAAP to adjusted net income per share for the periods indicated (dollars in thousands):

	Three Months Ended September 30,
	2025	2024
Net loss attributable to Malibu Boats, Inc.	$(702)	$(5,048)
Professional fees [1]	1,178	1,006
Litigation settlement [2]	—	3,500
Stock-based compensation expense [3]	1,587	1,900
Acquisition related amortization [4]	1,677	1,677
Provision (benefit) for income taxes	311	(850)
Adjusted income before income taxes	4,051	2,185
Income tax expense on adjusted income before income taxes [5]	992	535
Adjusted net income	$3,059	$1,650

Basic weighted-average shares outstanding	19,335,990	20,025,742

	Three Months Ended September 30,
	2025	2024
Net loss per share attributable to Malibu Boats, Inc.	$(0.04)	$(0.25)
Professional fees [1]	$0.06	0.05
Litigation settlement [2]	—	0.17
Stock-based compensation expense [3]	0.08	0.09
Acquisition related amortization [4]	0.08	0.08
Provision (benefit) for income taxes	0.02	(0.04)
Adjusted income before income taxes	0.20	0.10
Income tax expense on adjusted income before income taxes [5]	(0.05)	(0.03)
Adjusted net income per share	$0.15	$0.07

(1)	For the three months ended September 30, 2025, represents legal and advisory fees related to ongoing litigation with our insurance carriers related to the Batchelder matters and ongoing litigation with Tommy's Boats and Matthew Borisch. For the three months ended September 30, 2024, represents legal and advisory fees related to ongoing litigation with the Company's insurance carriers related to the Batchelder matters.
(2)	For the three months ended September 30, 2024, represents amount the Company paid pursuant to a settlement agreement with the Chapter 11 trustee (the "Trustee") for Tommy's Fort Worth LLC and its affiliate debtors.
(3)	Represents equity-based incentives awarded to employees under our long-term incentive plans.
(4)	Represents amortization of intangibles acquired in connection with the acquisition of Maverick Boat Group, Pursuit and Cobalt.
(5)	Reflects income tax expense at an estimated normalized annual effective income tax rate of 24.5% of income before taxes. The estimated normalized annual effective income tax rate is based on the federal statutory rate plus a blended state rate adjusted for the research and development tax credit, the foreign derived deduction eligible income deduction, and foreign income taxes attributable to our Australian subsidiary.

Exhibit 99.1